Exhibit 99

Family Dollar Stores, LLC, and U.S. Department of Justice Resolve
Investigation into Operations at Family Dollar’s Distribution Center in Arkansas

CHESAPEAKE, Va.— February 26, 2024 — Dollar Tree, Inc. (NASDAQ: DLTR) today announced that the Company has reached a resolution with the Consumer Protection Branch (“CPB”) of the U.S. Department of Justice’s Civil Division and the U.S. Attorney’s Office for the Eastern District of Arkansas (“DOJ”) regarding the DOJ’s investigation into the operations at Family Dollar’s distribution center in West Memphis, Arkansas.

As previously disclosed, on March 1, 2022, a federal grand jury subpoena was issued to Family Dollar requesting the production of information, documents and records pertaining to compliance with law regarding certain procedures and products which may have become contaminated at the Family Dollar Distribution Center 202 (“DC 202”) in West Memphis, Arkansas. Since then, Dollar Tree and Family Dollar have fully cooperated with the DOJ’s investigation.

Under the terms of the plea agreement, Family Dollar Stores, LLC, has agreed to enter a plea of guilty to a one count misdemeanor violation relating to acts that caused FDA-regulated product held in DC 202 to become adulterated. Under the plea agreement, Family Dollar has agreed to pay $200,000 in fines and a forfeiture money judgment in the amount of $41,475,000 to the United States, which relates to the value of the adulterated FDA-regulated products that were held in DC 202. The plea agreement cites the Company’s “extensive cooperation” throughout the process.

“Having reached full resolution with the DOJ, we are continuing to move forward on our business transformation, safety procedures and compliance initiatives,” said Dollar Tree Chairman and CEO Rick Dreiling. “When I joined Dollar Tree’s Board of Directors in March 2022, I was very disappointed to learn about these unacceptable issues at one of Family Dollar’s facilities. Since that time and even more directly when I assumed the role of CEO, we have worked diligently to help Family Dollar resolve this historical matter and significantly enhance our policies, procedures, and physical facilities to ensure it is not repeated.”

Dollar Tree and Family Dollar are committed to selling quality food and products, maintaining a safe environment for associates and customers, and complying with all laws and regulations. In addition to Family Dollar initiating a voluntary recall of all FDA-regulated products shipped from DC 202 and decommissioning the site, Dollar Tree and Family Dollar have significantly enhanced and continue to strengthen compliance and safety programs and capabilities.

Enhancements to strengthen safety and compliance
•Created new compliance and safety roles, hiring experienced personnel to strengthen the Company’s practices, including a new Chief Legal Officer with expertise and experience building and enhancing corporate compliance programs and working in and with the U.S. Department of Justice; a new Chief Ethics and Compliance Officer with experience leading compliance at a global retailer; senior positions in Food Safety, Product Quality and Regulatory Compliance, and Environmental, Health, and Safety; and a Safety, Sanitation, and Compliance Manager in each distribution center.
•Developed and implemented risk-based procedures and controls, and continuing to deliver extensive compliance and safety training to associates. This is supported by strengthened monitoring and auditing activities to test program execution and adherence and promote continuous improvement.
•Over the past 18 months, each of the Company’s distribution centers has passed an independent, third-party audit and became “Good Distribution Practices” (“GDP”) certified, with all distribution centers planning to maintain the distinguished certification.

Dollar Tree recently announced that Family Dollar plans for operations to return to West Memphis, Arkansas, with a fully reimagined and refreshed distribution center. The new facility, expected to be operational by fall 2024, reflects more than $100 million in current and anticipated future investments. The facility, which is expected to initially provide more than 300 new jobs for Arkansas workers, is being rebuilt with a strong emphasis on safety, sanitation, and compliance and should serve as a model of excellence for all facilities in the Dollar Tree and Family Dollar network.

About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated 16,622 stores across 48 states and five Canadian provinces as of October 28, 2023. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements relating to our expectations regarding the implementation and impact of safety procedures and compliance initiatives, our new West Memphis distribution center, and other objectives and expectations. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 10, 2023, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

Investors:	Media:
Robert A. LaFleur	Kristin Tetreault
SVP, Investor Relations	SVP and Chief Communications Officer
investorinfo@dollartree.com	kristin.tetreault@dollartree.com